INDUSTRI-MATEMATIK INTERNATIONAL CORP.

LIST OF SUBSIDIARIES AT APRIL 30, 1999

AUSTRALIA
Industri - Matematik Pty Ltd

CANADA
Industri - Matematik of Canada Inc.

FRANCE
Industri - Matematik France SARL

GERMANY
Industri - Matematik GmbH

THE NETHERLANDS
Industri - Matematik Nederland B.V.

SWEDEN
Abalon AB
Ceratina International AB
Ceratina Systems AB
Industri - Matematik AB

UNITED KINGDOM (1)
Enterprise Management System Limited (England and Wales)
Industri - Matematik Limited (England and Wales)

UNITED STATES (1)
Industri - Matematik American Operations, Inc. (Delaware)
Industri - Matematik Corp. (Delaware)
I - M Licensing Corp. (Delaware)
I - M North American Operations, Inc. (Delaware)
Software Finance Corp. (Delaware)
Software Research Corp. (Florida)

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(1) Country or state of incorporation is indicated in parentheses.